Exhibit B-1

AMENDED AND RESTATED
TRANSLINK ITC FORMATION AGREEMENT

     This Amended and Restated TRANSLink ITC Formation Agreement (this “Formation Agreement”) is made and entered into as of this 14th day of November, 2002 by and among Northern States Power Company, a Minnesota corporation, Northern States Power Company (Wisconsin), a Wisconsin corporation, Public Service Company of Colorado, a Colorado corporation, and Southwestern Public Service Company, a New Mexico corporation (collectively, “Xcel Energy”), MidAmerican Energy Company, an Iowa corporation (“MidAmerican”), Interstate Power and Light Company, an Iowa corporation and formerly known as IES Utilities Inc. and/or Interstate Power Company (“Alliant West”), Corn Belt Power Cooperative, an Iowa cooperative corporation (“Corn Belt Power Cooperative”), and Omaha Public Power District, a political subdivision of the State of Nebraska (“Omaha Public Power”). Alliant West, Xcel Energy and MidAmerican are, together, the “Private Power Participants.” Omaha Public Power, Corn Belt Power Cooperative and, provided that it executes an operating agreement with TRANSLink (as defined below), Nebraska Public Power District, a political subdivision of the State of Nebraska (“Nebraska Public Power District”), are, together, the “Public Power Participants.”

     The signatories to this Formation Agreement and any other Person that, on the Closing Date, becomes a party to a Transfer Agreement or to the LLC Agreement, are, together, the “Initial Participants.”

RECITALS

     WHEREAS, the Initial Participants desire to facilitate the formation of a limited liability company under the laws of the State of Delaware which would satisfy the independence standards of FERC Order No. 2000, the name of which shall be TRANSLink Transmission Company, LLC (“TRANSLink”), for the purposes of engaging in the interstate transmission of electric energy;

     WHEREAS, in connection with the formation of TRANSLink, certain of the Initial Participants propose to organize a corporation under the laws of the State of Delaware, the name of which shall be TRANSLink Management Corporation (the “Corporate Manager”), to act as the managing member of TRANSLink, in which certain of the Initial Participants (or their Affiliates) will be members;

     WHEREAS, on September 25, 2001, promptly prior to the FERC Filing, certain of the Initial Participants entered into that certain TRANSLink ITC Formation Agreement (the “Original Formation Agreement”) to set forth the terms and conditions relating to the formation of TRANSLink and the organization of the Corporate Manager;

     WHEREAS, on April 25, 2002, FERC issued an Order Authorizing Disposition of Jurisdictional Facilities and Participation in the Midwest ISO Regional Transmission Organization (the “April 25th Order”), whereby FERC granted the proposals set forth in the FERC Filing, as modified subject to the April 25th Order;

     WHEREAS, on June 5, 2002, certain of the Initial Participants (or their Affiliates) filed a Certificate of Formation of TRANSLink Development Company LLC (“TRANSLink Development Company”) with the Secretary of State of the State of Delaware in order to form an interim company to continue the tasks set forth in that certain Amended and Restated Memorandum of Understanding, dated January 17, 2001, by and among the Initial Participants (the “January 17 MOU”), and centralize their efforts in connection with the FERC Filing, to continue the establishment and formation of TRANSLink, and to pursue the establishment and organization of the Corporate Manager;

     WHEREAS, on June 7, 2002, in furtherance of the foregoing, (a) certain of the Initial Participants (or their Affiliates) entered into that certain Limited Liability Company Agreement of TRANSLink Development Company (as amended, the “LLC Agreement of TRANSLink Development Company”), (b) the Initial Participants, TRANSLink Development Company and Nebraska Public Power District entered into that certain Cost Sharing and Participation Agreement (as amended, the “CSPA”), and (c) the Initial Participants and Nebraska Public Power District terminated the January 17 MOU; and

     WHEREAS, the Initial Participants, that were parties to the Original Formation Agreement, now desire to amend and restate the Original Formation Agreement in accordance with the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Participants, that were parties to the Original formation Agreement, hereby amend and restate the Original Formation Agreement in its entirety and adopt this Formation Agreement and agree as follows:

ARTICLE I
Definitions

     Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Schedule of Definitions for Corporate Agreements, attached hereto as Schedule A.

ARTICLE II
Representations and Warranties of the Initial Participants

     Each Initial Participant represents and warrants that, as of the date of execution of this Formation Agreement:

     2.1      Organization. It is duly organized, validly existing and in good standing under the laws of the state of its organization;

     2.2      Authorization. It has all requisite power and authority to enter into this Formation Agreement; the execution and delivery by such Initial Participant of this Formation Agreement and the consummation by such Initial Participant of the transactions contemplated hereby have been duly authorized by all necessary and appropriate action on the part of such Initial Participant; and this Formation Agreement has been duly and validly executed and delivered by such Initial Participant and constitutes (assuming the due and valid execution and delivery of this Formation Agreement by the other Initial Participants), the legal, valid and binding obligations of such Initial Participant, enforceable against such Initial Participant in accordance with its terms;

     2.3      No Litigation. There is no litigation pending or, to the best knowledge of such Initial Participant, threatened against such Initial Participant which has a reasonable likelihood of materially and adversely affecting the consummation of the transactions contemplated hereby or any of such Initial Participant’s obligations under this Formation Agreement;

     2.4      No Breach. The execution, delivery and performance by such Initial Participant of this Formation Agreement will not result in a breach of any of the terms, provisions or conditions of any agreement to which such Initial Participant is a party which has a reasonable likelihood of materially and adversely affecting the consummation of the transactions contemplated hereby or any of such Initial Participant’s obligations under this Formation Agreement; and

     2.5      No Claims. There are no claims, either administrative or judicial, at law or in equity, pending or, to the best knowledge of such Initial Participant, threatened against it which could, if continued, have a material adverse affect on the business, operations, properties, assets or condition (financial or otherwise) of such Initial Participant, or the ability of such Initial Participant to perform its obligations under this Formation Agreement.

ARTICLE III
Closing; Closing Conditions; Operations Date; Withdrawal

     3.1      Closing. The closing (the “Closing”) shall take place at 10:00 a.m., Central Standard Time, on a date to be specified by the Initial Participants (the “Closing Date”), which shall be no later than the fifth (5th) business day after satisfaction (or waiver) of the conditions set forth in Section 3.2 below, at the offices of Swidler Berlin Shereff Friedman, LLP, 3000 K Street, N.W., Suite 300, Washington, D.C. 20007-5116, unless another date, place or time is mutually agreed to by the Initial Participants. At the Closing, the Initial Participants shall take the actions set forth in Section 3.3 herein, as applicable.

     3.2      Closing Conditions. Unless otherwise waived by each of the Initial Participants, the respective obligations of each of the Initial Participants to enter into the Definitive Agreements (as applicable) shall be subject to the satisfaction prior to the Closing Date of all of the following conditions:

          (a)     The board of directors of each Initial Participant, in its sole discretion, or, if the Initial Participant determines that approval of its board of directors is not necessary, the chief executive officer of such Initial Participant, in his or her sole discretion, shall have authorized and approved such Initial Participant’s executing, delivering and performing each of the Definitive Agreements and the Standards of Conduct, as applicable;

          (b)     The representations and warranties made by each Initial Participant in Article 2 hereof shall be true and correct in all material respects as of the Closing Date, and each Initial Participant shall have performed and complied with all agreements, obligations and conditions herein required to be performed, complied with, or observed by it on or prior to the Closing Date;

          (c)     With respect to each Initial Participant, any and all consents, permits and waivers necessary, appropriate or advisable for consummation of the transactions contemplated by this Formation Agreement, the Definitive Agreements and the Standards of Conduct (including any and all Third Party Consents) by such Initial Participant, as applicable, shall have been duly obtained and effective as of the Closing Date;

          (d)     With respect to each Initial Participant, all authorizations, approvals, or permits of any federal, state, local or foreign governmental authority or regulatory body that are required in connection with the lawful consummation of the transactions contemplated by this Formation Agreement, the Definitive Agreements and the Standards of Conduct by such Initial Participant, as applicable, shall have been duly obtained and effective as of the Closing Date. Specifically:

               (i)       With respect to each Initial Participant, all regulatory approvals of FERC required for each Initial Participant to carry out the transactions contemplated by this Formation Agreement, the Definitive Agreements, and the Standards of Conduct, as applicable, shall have been duly obtained and effective as of the Closing Date, and shall contain terms reasonably satisfactory to each of the Initial Participants;

               (ii)      With respect to each Initial Participant, all regulatory approvals of any state regulatory body or agency required for each Initial Participant to carry out the transactions contemplated by this Formation Agreement, the Definitive Agreements and the Standards of Conduct, as applicable, shall have been duly obtained and effective as of the Closing Date, and shall contain terms reasonably satisfactory to each of the Initial Participants; and

               (iii)     The waiting period applicable to the transactions contemplated by this Formation Agreement and the Definitive Agreements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

          (e)     The transactions contemplated by this Formation Agreement and the consummation of the Closing shall not be illegal or prohibited under any applicable law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any other competent Governmental

Authority or any other legal restraint or prohibition preventing the consummation of the Closing, or imposing damages in respect thereof, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or seeking to restrict in any material manner or prohibit the consummation of the Closing, or as a result of or in connection with the transactions contemplated hereby, to impose conditions that would be materially burdensome upon TRANSLink or its business, as such business is reasonably expected to be conducted after the Closing Date;

          (f)   (i)       Each Initial Participant shall have received an opinion from Swidler Berlin Shereff Friedman, LLP, counsel to TRANSLink and the Corporate Manager (“Swidler Berlin”), dated as of the Closing Date, in a form reasonably satisfactory to such Initial Participant; and

                 (ii)      TRANSLink and the Corporate Manager shall each have received an opinion from each Initial Participant, dated as of the Closing Date, in a form reasonably satisfactory to TRANSLink and the Corporate Manager, as applicable;

          (g)   (i)      The Private Power Participants, based on one (1) vote per Private Power Participant (each Private Power Participant and all of its Affiliates shall have one (1) vote in the aggregate), shall have selected the Private Power Director, and such person selected shall have agreed to serve on the Board of Directors of the Corporate Manager (the “Board”);

                 (ii)      The Public Power Participants, based on one (1) vote per Public Power Participant (each Public Power Participant and all of its Affiliates shall have one (1) vote in the aggregate), shall have selected the Public Power Director, and such person selected shall have agreed to serve on the Board;

                 (iii)     The Initial Slate (as defined in Section 5.5 below) (1) shall have been selected in accordance with the procedures set forth in Section 5.5 below, and such persons selected shall have agreed to serve on the Board, and (2) a majority of the Initial Participants, based on one (1) vote per Initial Participant (each Initial Participant and all of its Affiliates shall have one vote in the aggregate), shall be prepared to adopt a resolution at the Closing electing such Initial Slate to the Board; and

                 (iv)     The Search Firm shall have determined the staggered composition of the Board and which members of the Board shall serve as Class I Directors, Class II Directors and Class III Directors (in each instance, as more fully described in Section 5.5);

          (h)     The TRANSLink Rate Schedules under the OATT of the Midwest Independent Transmission System Operator, Inc. (“MISO”) shall have been accepted for filing by FERC and be in forms satisfactory to each Initial Participant;

          (i)      Each Initial Participant that intends to contribute, lease and/or authorize TRANSLink to exercise Functional Responsibility over such Initial Participant’s Transmission Assets, as applicable, shall have determined which form(s) of Transfer Agreement (i.e., Private

Power Operating Agreement, Public and Cooperative Power Operating Agreement, Lease Agreement or Asset Contribution Agreement) that such Initial Participant shall execute (it being understood and agreed to that Omaha Public Power, in lieu of executing and entering into a Public and Cooperative Operating Agreement, may, at its option, execute and enter into an operating agreement substantially similar to any operating agreement that may be executed and entered into by and between TRANSLink and Nebraska Public Power District);

          (j)     Each Initial Participant that is a Public Power Participant shall have determined whether it can participate only as an Excepted Public Power Participant; and

          (k)     In accordance with the terms and conditions of the LLC Agreement of TRANSLink Development Company, the Initial Participants, that are members of TRANSLink Development Company, shall have determined the form of (i) dissolution of TRANSLink Development Company or (ii) merger of TRANSLink Development Company with and into TRANSLink and/or the Corporate Manager.

Notwithstanding any other provision contained herein or in any Transfer Agreement to the contrary, in the event that seventy-five percent (75%) of the Initial Participants, based on one (1) vote per Initial Participant (each Initial Participant and all of its Affiliates shall have one (1) vote in the aggregate), determine that the closing conditions contained in this Section 3.2 have been successfully satisfied (or waived), the Closing may take place in accordance with Section 3.1. In the event that any Initial Participant decides not to participate in the Closing, such Initial Participant shall be deemed to be a Withdrawing Participant (as defined in Section 3.5(b)), provided that such Withdrawing Participant shall remain liable for such Withdrawing Participant’s share of Start-Up Costs and Formation Costs through the date of such Withdrawing Participant’s date of withdrawal in accordance with the terms and conditions of the LLC Agreement of TRANSLink Development Company and the CSPA. At the Closing, the Initial Participants, except for Withdrawing Participants, shall take the actions set forth in Section 3.3 herein, as applicable.

     3.3     Closing Activities. At the Closing, the Initial Participants, other than any Withdrawing Participants, shall take or perform each of the following actions, as applicable:

          (a)     The Certificate of Formation of TRANSLink, substantially in the form attached hereto as Exhibit A, shall be filed with the Secretary of State of the State of Delaware and shall be in full force and effect as of the Closing Date;

          (b)     The LLC Agreement of TRANSLink, substantially in the form attached hereto as Exhibit B, shall be executed and delivered by Corporate Manager and each of the Initial Participants (or their Affiliates thereof), other than those Initial Participants that are Excepted Public Power Participants;

          (c)     The Certificate of Incorporation of the Corporate Manager, substantially in the form attached hereto as Exhibit C, shall be filed with the Secretary of State of the State of Delaware and shall be in full force and effect as of the Closing Date;

          (d)     A majority of the Initial Participants, based on one (1) vote per Initial Participant (each Initial Participant and all of its Affiliates shall have one (1) vote in the aggregate), shall adopt a resolution electing the Initial Slate to the Board (which such resolution shall include, in accordance with Sections 3.2(g)(vi) and 5.5 herein, the classification of each such member of the Initial Slate as a Class I Director, Class II Director or Class III Director) and each member of such Initial Slate shall execute a Subscription Agreement, substantially in the form attached hereto as Exhibit D, and a Director Voting Agreement, substantially in the form attached hereto as Exhibit G-1;

          (e)     Each Initial Participant, other than the Excepted Public Power Participants, shall execute and deliver to the Corporate Manager a Subscription Agreement, substantially in the form attached hereto as Exhibit D;

          (f)     The Stockholders’ Agreement of Corporate Manager, substantially in the form attached hereto as Exhibit E, shall be executed and delivered by Corporate Manager and each of the Initial Participants, other than those Initial Participants that are Excepted Public Power Participants, and (i) the Private Power Participants, based on one (1) vote per Private Power Participant (each Private Power Participant and all of its Affiliates shall have one (1) vote in the aggregate), shall adopt a resolution, pursuant to Section 3.1(a)(ii)(A) of the Stockholders’ Agreement, electing the Private Power Director to the Board (which such resolution shall include, in accordance with Sections 3.2(g)(vi) and 5.5 herein, the classification of such Private Power Director as a Class I Director, Class II Director or Class III Director), and (ii) the Public Power Participants, based on one (1) vote per Public Power Participant (each Public Power Participant and all of its Affiliates shall have one (1) vote in the aggregate), shall adopt a resolution, pursuant to Section 3.1(a)(ii)(B) of the Stockholders’ Agreement, electing the Public Power Director to the Board (which such resolution shall include, in accordance with Sections 3.2(g)(vi) and 5.5 herein, the classification of such Public Power Director as a Class I Director, Class II Director or Class III Director), and each of the Private Power Director and the Public Power Director shall execute a Subscription Agreement, substantially in the form attached hereto as Exhibit D, and a Director Voting Agreement, substantially in the form attached hereto as Exhibit G-1;

          (g)     The Corporate Manager shall furnish to the Initial Participants copies of the resolutions of the Corporate Manager’s Board of Directors and stockholders approving and adopting the Bylaws of the Corporate Manager, substantially in the form attached hereto as Exhibit F;

          (h)     Each Initial Participant, other than the Excepted Public Power Participants, shall execute and deliver to the Corporate Manager a Voting Trust Agreement, substantially in the form attached hereto as Exhibit G-2, and shall execute a proxy for the benefit of the Excepted Public Power Participants, substantially in the form attached hereto as Exhibit G-3;

          (i)      Each of the Transfer Agreements, substantially in the forms attached hereto as Exhibits H, I, J, K and L shall be executed and delivered by the applicable parties thereto, and each of the applicable parties thereto shall consummate the transactions contemplated thereby;

          (j)     Each Initial Participant shall provide to TRANSLink and the Corporate Manager any information relating to such Initial Participant that is required pursuant to the Standards of Conduct, substantially in the form attached hereto as Exhibit M;

          (k)     Each Initial Participant shall provide to TRANSLink and the Corporate Manager an affidavit of a duly authorized representative of such Initial Participant certifying (1) that the representations and warranties of such Initial Participant set forth in Article II hereto are true, correct and complete as of the Closing, (2) that, as of the Closing, the following representations and warranties are true, correct and complete: (x) the execution and delivery by such Initial Participant of the Definitive Agreements, as applicable, and the consummation of the transactions contemplated thereby do not require any approvals, permits, consents, or waivers which have not already been obtained, and (y) the execution and delivery by such Initial Participant of the Definitive Agreements, as applicable, and the consummation of the transactions contemplated thereby do not require any filing by such Initial Participant with, or approval or consent of, any governmental authority which has not already been made or obtained; and (3) that, as of the Closing, such Initial Participant has satisfied the conditions precedent of such Initial Participant as set forth in this Article III;

          (l)     All actions required to be taken, and all elections required to be made, pursuant to this Formation Agreement or any of the Definitive Agreements shall be so taken and made; and

          (m)    TRANSLink Development Company shall have been (i) dissolved or (ii) merged with and into TRANSLink and/or the Corporate Manager, and the LLC Agreement of TRANSLink Development Company and the CSPA shall terminate and be of no further force or effect.

     3.4     Operations Date. The Operations Date shall be the third (3rd) business day after the satisfaction of all of the conditions set forth below. At such time, the Chief Executive Officer of the Corporate Manager shall provide written notice to each Participant that such conditions have been satisfied and set forth in such notice the date that is to be designated as the Operations Date:

          (a)     The TRANSLink Rate Schedule for the MISO OATT shall be filed with FERC and deemed effective under the FPA and the applicable regulations thereunder;

          (b)     The Board shall have selected and retained, at least the following executive officers: Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and a Principal Accounting Officer;

          (c)     TRANSLink and Corporate Manager, as the case may be, shall have hired or retained such employees and independent contractors to staff the business of TRANSLink in order to permit commencement of such business in an appropriate and orderly manner, all as determined by the Board;

          (d)     TRANSLink shall have entered into agreements with third party vendors, suppliers and service providers (which may include Participants and their affiliates) to the extent determined necessary by the Board to permit commencement of business by TRANSLink in an appropriate and orderly manner, and such agreements shall have received all required regulatory approvals; and

          (e)     TRANSLink shall have completed all appropriate and customary performance testing of the Transmission System in a manner reasonably satisfactory to seventy-five percent (75%) of the Participants that are parties to a Transfer Agreement, based on one (1) vote per Participant (each Participant and all of its Affiliates shall have one (1) vote in the aggregate), which consent(s) shall be in writing, such that the Transmission System is fully integrated and operational in a manner so as to permit commencement of business in compliance with the terms of the applicable OATT.

     3.5     Additions; Withdrawals. Notwithstanding the execution of this Formation Agreement by an Initial Participant, up until the Closing: (a) any Person that executes either the LLC Agreement of TRANSLink Development Company or the CSPA may also become a signatory to this Agreement and, thereafter, shall be deemed to be an Initial Participant and (b) each Initial Participant that has executed either the LLC Agreement of TRANSLink Development Company or the CSPA shall continue to have the unilateral right to withdraw (a “Withdrawing Participant”) from the ITC Project (as defined in the LLC Agreement of TRANSLink Development Company and the CSPA) provided that such Withdrawing Participant shall remain liable for such Withdrawing Participant’s share of Start-Up Costs and Formation Costs through the date of such Withdrawing Participant’s date of withdrawal in accordance with the terms and conditions of the LLC Agreement of TRANSLink Development Company and the CSPA.

ARTICLE IV
Ownership Structure of Corporate Manager

     4.1     Classes of Stock.

          (a)     As set forth in the Certificate of Incorporation of the Corporate Manager, among other series or classes of the Corporate Manager’s capital stock, the Corporate Manager shall have the authority to issue the following classes of Common Stock:

               (i)     Class A Common Stock. The Class A Common Stock shall be fully voting and shall have all general economic rights of common stock. Shares, or options to purchase shares, of Class A Common Stock shall be issued, among other times, (x) in connection with any capital contributions of property or cash in the Corporate Manager (whether in connection with a private equity placement, or otherwise), (y) in connection with the conversion by Members of TRANSLink of their Class A Interests in TRANSLink, and (z) pursuant to the Stock Option Plan. In addition, at the Closing, shares of Class A Common Stock shall be issued to the initial Other Directors (as defined below), so long as such initial Other Directors enter into and execute Subscription Agreements and Director Voting Agreements, in forms satisfactory to the Initial Participants.

               (ii)     Class B Common Stock. The Class B Common Stock shall have limited voting rights and shall have no economic participation in the Corporate Manager beyond such Class B Common Stock’s nominal stated par value. Subject to Section 4.1(a)(iii) below, the Corporate Manager shall issue an aggregate one hundred (100) shares of Class B Common Stock at the Closing to the Initial Participants other than the Excepted Public Power Participants, pari passu, based upon each such Initial Participant’s Stockholder Proportional Value Share. As set forth in the Stockholders’ Agreement, (y) in the event of a Withdrawal of an Initial Participant from TRANSLink, each share of Class B Common Stock held by such Initial Participant shall be redeemed by the Corporate Manager at a price per share equal to such share’s nominal stated par value, and (z) the number of shares of Class B Common Stock held by each Initial Participant shall be adjusted (if necessary) at such time (and from time to time) as when the Board adjusts the Stockholder Proportional Value Share of the Initial Participants, so that, after giving effect to such adjustments, the number of shares of Class B Common Stock held by each Initial Participant shall increase or decrease (if necessary) based on such Initial Participant’s adjusted Stockholder Proportional Value Share. Holders of Class B Common Stock shall be entitled to vote on certain matters, as set forth in the Certificate of Incorporation of the Corporate Manager. In the event of a Withdrawal of an Excepted Public Power Participant from TRANSLink, all proxies granted to such Excepted Public Power Participant by any other Participant pursuant to any of the Definitive Agreements regarding voting rights of TRANSLink or Corporate Manager, shall terminate.

               (iii)     Class C Common Stock. The Class C Common Stock shall be fully voting but shall have no economic participation in the Corporate Manager beyond its nominal stated par value. As set forth in the Certificate of Incorporation, shares of Class C Common Stock shall be issued to any Initial Participant, in lieu of Class B Common Stock, if such Initial Participant obtains a written Order from FERC, in such form as is reasonably acceptable to the Corporate Manager, that it is not a Market Participant. To the extent that the Corporate Manager issues one or more shares of Class C Common Stock, at the Closing or thereafter, the number of shares of Class C Common Stock so issued shall reduce, share for share, the number of issued and outstanding shares of Class B Common Stock, so that, at all times, there shall be one hundred (100) shares, in the aggregate, of Class B Common Stock and Class C Common Stock issued and outstanding.

          (b)     In addition to the proxy granted to the Excepted Public Power Participants pursuant to Section 5.2(a)(ii) hereunder, the Initial Participants holding shares of Class B Common Stock or Class C Common Stock shall grant a proxy, substantially in the form attached hereto as Exhibit G-3, to each Excepted Public Power Participant so that each such Excepted Public Power Participant shall have the ability to vote together with the holders of shares of Class B Common Stock and Class C Common Stock, as applicable, on all matters submitted to such holders of Class B Common Stock and Class C Common Stock, as applicable, for a vote, and to exercise a number of votes otherwise held by Initial Participants equal to each such Excepted Public Power Participant’s Proportional Value Share.

          (c)     Pursuant to the Stockholders’ Agreement, under certain circumstances, Class A Interests in TRANSLink may be converted into Class A Common Stock of the

Corporate Manager (as described above). To the extent that Market Participants convert their Class A Interests in TRANSLink into Class A Common Stock, the requirements of FERC relating to the independence of Market Participants shall be complied with and any voting rights associated with any holdings of Class A Common Stock above such amounts shall be transferred to an independent trustee, pursuant to a Voting Trust Agreement, substantially in the form attached hereto as Exhibit G-2.

     4.2     Voting Limitation. The Initial Participants intend that the equity capitalization of the Corporate Manager and voting interests of the Initial Participants in their capacities as stockholders of the Corporate Manager shall be consistent with the requirements of FERC relating to the independence of TRANSLink from Market Participants and, accordingly, in conformance with Section 3.2 hereof and pursuant to the Certificate of Incorporation, the Initial Participants may purchase and own and/or receive shares of Class A Common Stock of the Corporate Manager, but (i) no Market Participant, including any Member of TRANSLink, nor any Affiliates of such Market Participant (each, a “Restricted Person”), may have the ability, by contract or otherwise, to direct the exercise of voting rights of (collectively, “Vote”) more than 4.99% of the outstanding Class A Common Stock of the Corporate Manager during the five (5) year period following the Operations Date, (ii) no Class of Market Participants may Vote in the aggregate more than 15% of the outstanding Class A Common Stock of the Corporate Manager during such five (5) year period, and (iii) no Restricted Person may Vote any shares of Class A Common Stock of the Corporate Manager after the date that is five (5) years from the Operations Date without prior FERC approval. Further, Restricted Persons that own shares of the Class B Common Stock of the Corporate Manager may (1) only Vote for those permitted matters set forth in the Certificate of Incorporation and (2) Vote for the election of directors; provided, however, that (x) no Restricted Person may Vote for more than 4.99% of the total number of Directors and (y) no Class of Market Participants may Vote for more than 15% of the total number of Directors. The foregoing restrictions on Voting of shares of Class A Common Stock and Class B Common Stock of the Corporate Manager shall not apply to any Initial Participant which is not a Market Participant.

ARTICLE V
The Board

     5.1     Number of Directors. Pursuant to the Certificate of Incorporation, the initial authorized size of the Board of Directors of the Corporate Manager (the “Board”) is nine (9), which number may be increased or decreased from time to time by the affirmative vote of a Majority of the Class B and Class C Stockholders. The right of the Public Power Participants to elect the Public Power Director (as defined below) and the right of the Private Power Participants to elect the Private Power Director (as defined below) shall lapse on the date that is the fifth (5th) anniversary of the Operations Date, the term of the then existing Public Power Director and Private Power Director shall end on such date and, thereafter, the number of directors (“Directors”) constituting the Board shall be decreased by two (2) Directors.

     5.2     Board Selection.

          (a)     Directors. Except as otherwise provided for herein, the Directors constituting the Board shall be elected as follows:

               (i)     Private Power Director. Pursuant to the Stockholders’ Agreement, except as provided in Section 5.2(c) below, so long as any shares of Class B Common Stock or Class C Common Stock are held by Private Power Participants, the Private Power Participants, by majority vote, voting together as a separate class with each Private Power Participant entitled to one (1) vote per Private Power Participant (each Private Power Participant and all of its Affiliates shall have one vote in the aggregate), shall be entitled to elect one (1) Director (the “Private Power Director”) at each meeting or pursuant to consent of the Corporate Manager’s stockholders for the election of directors. The designation of the Private Power Director as a Class II Director or a Class III Director shall be in conformance with Section 5.5 below. At any time and from time to time, acting by written consent or pursuant to a stockholder vote, the Private Power Participants, by majority vote, voting together as a separate class with each Private Power Participant entitled to one (1) vote per Private Power Participant (each Private Power Participant and all of its Affiliates shall have one vote in the aggregate), shall be entitled to: (X) remove from office the Private Power Director, for Cause (as defined below) provided that the decision to remove such Private Power Director is confirmed by a vote of a majority of the Other Directors; and (Y) fill any vacancy caused by the resignation, death or removal of such director;

               (ii)     Public Power Director. Pursuant to the Stockholders’ Agreement, so long as any shares of Class B Common Stock or Class C Common Stock are held by the Public Power Participants, the Public Power Participants, by majority vote, voting together as a separate class with each Public Power Participant entitled to one (1) vote per Public Power Participant (each Public Power Participant and all of its Affiliates shall have one vote in the aggregate), shall be entitled to elect one (1) Director (the “Public Power Director”) at each meeting or pursuant to consent of the Corporate Manager’s stockholders for the election of directors. The designation of the Public Power Director as a Class II Director or a Class III Director shall be in conformance with Section 5.5 below. At any time and from time to time, acting by written consent or pursuant to a stockholder vote, the Public Power Participants by majority vote, voting together as a separate class with each Public Power Participant entitled to one (1) vote per Public Power Participant (each Public Power Participant and all of its Affiliates shall have one vote in the aggregate), shall be entitled to: (X) remove from office the Public Power Director, for Cause (as defined below) provided that the decision to remove such Public Power Director is confirmed by a vote of a majority of the Other Directors; and (Y) fill any vacancy caused by the resignation, death or removal of such director. The Public Power Participants holding shares of Class B Common Stock or Class C Common Stock shall grant a proxy to each Excepted Public Power Participant so that each Public Power Participant, including the Excepted Public Power Participants, shall have one (1) vote per Public Power Participant (each Public Power Participant and all of its Affiliates shall have one vote together in the aggregate) in selecting the Public Power Director; and

               (iii)     Other Directors. The remaining seven (7) Directors (the “Other Directors”) initially shall be selected in accordance with Section 5.5 herein. The designations of the Other Directors as a Class I Directors, Class II Directors, or Class III Directors shall be in conformance with Section 5.5 below. Thereafter, in the event of a vacancy of one or more of the Other Directors, such vacancy shall be filled by the affirmative vote of the remaining Other Directors.

For purposes of this Agreement, “Cause” shall mean, with respect to the Private Power Director or the Public Power Director, (i) such Person’s breach of any agreement between such Person and TRANSLink and/or the Corporate Manager, which breach is not substantially cured within five (5) days of receipt by such Person of written notice from TRANSLink and/or the Corporate Manager specifying the nature of the alleged breach; (ii) conduct related to such Person’s service to TRANSLink and/or the Corporate Manager for which either criminal or civil penalties against such Person may be sought; (iii) the conviction of such Person of, or the entry of a plea of guilty or nolo contendere by such Person to, any felony, or to any misdemeanor involving dishonesty or moral turpitude; (iv) such Person’s willful dishonesty, fraud or misconduct with respect to the business of TRANSLink and/or the Corporate Manager; (v) a material violation of TRANSLink’s and/or the Corporate Manager’s policies; or (vi) disclosing or misusing any confidential information or material concerning TRANSLink and/or the Corporate Manager.

          (b)     Market Participants. The right of any Initial Participant that qualifies as a Market Participant to vote for a Director pursuant to this Formation Agreement shall lapse on the date that is five (5) years from the Operations Date, and such Initial Participants that qualify as Market Participants shall not exercise such voting right after such date, unless otherwise determined by FERC as not being necessary to satisfy the FERC Independence Rule.

     5.3     Election of Directors. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing Directors, the presence in person or by proxy (or the written consent) of a majority of the Private Power Participants (computed with each Private Power Participant, together with any Affiliates of such Private Power Participant, counted as one party) shall constitute a quorum for the election of the Private Power Director. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing Directors, the presence in person or by proxy (or the written consent) of a majority of the Public Power Participants (including those Public Power Participants holding a proxy pursuant to Section 5.2(a)(ii) above and computed with each Public Power Participant, together with any Affiliates of such Public Power Participant, counted as one party) shall constitute a quorum for the election of the Public Power Directors. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing new Other Directors, the presence in person or by proxy (or the written consent) of a majority of the remaining Other Directors shall constitute a quorum for the election of an Other Director. Elections of Directors need not be by written ballot unless the Bylaws shall so provide. A Director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     5.4     Director Qualifications. In addition to the qualifications for Directors contained in the Certificate of Incorporation and the Bylaws, those persons chosen to serve as initial Directors of the Corporate Manager also shall have qualifications equivalent to those of directors of public corporations with equivalent or larger revenues and assets than those anticipated for the Corporate Manager and that such initial Directors shall reflect, as much as is practicable, a mix of backgrounds and experience; provided, however, that, except as otherwise set forth in Section

5.5 below, experience in the electric industry is not a prerequisite. In addition, those persons selected as such initial Directors shall be of a caliber that will engender credibility in the marketplace, maximize the value of an IPO of the Corporate Manager and provide the Corporate Manager with quality and experienced leadership. No such initial Director shall be 67 years of age or older. Former board members, officers and employees of Participants shall be eligible for selection as independent Board members, provided they do not have any financial interest in, including the ownership of securities of, any of the Participants that are Market Participants, except that such persons will be permitted to own securities of a Participant that is a Market Participant through diversified mutual funds (other than those funds concentrating their investments in the electric power industry or the electric utility industry or any segments thereof). Notwithstanding the foregoing, any such person who holds a financial interest in a Participant that is a Market Participant may (i) hold such a financial interest for a period not to exceed six (6) months following such person’s initial election to the Board and (ii) petition (or the Corporate Manager, on behalf of any such person, may petition) FERC for (x) an exception to the foregoing prohibition on holding any such financial interest or (y) an extension of time to dispose of any such financial interest (with respect, however, in either case, to only those financial interests held by such person at the time of such person’s initial election to the Board), which exception or extension FERC may grant if FERC determines that the required disposition of such financial interest will result in economic hardship to such person due to tax effects or legal restraints on the transfer of such financial interest and that granting such exception or extension will be consistent with the public interest.

     5.5     Selection of Initial Other Directors.

     (a)     The initial seven (7) Other Directors (the “Initial Slate”) shall be selected in accordance with this Section 5.5. The Initial Participants shall retain a nationally recognized search firm (such firm selected, the “Search Firm”).

     (b)     As soon as is reasonably practicable following the retention of such Search Firm, such Search Firm shall select no less than 14 candidates (the “Initial Candidates”) to be considered for the Initial Slate. The Initial Candidates selected for the Initial Slate must (i) satisfy all of the qualifications described in this Article V, the Certificate of Incorporation and the Bylaws (additionally, (y) at least eight (8) of the Initial Candidates must be or have been a president, chief executive officer, chief operating officer, chief financial officer, vice president, general counsel or director of at least one publicly traded corporation, and (z) at least four (4) of the Initial Candidates must have significant knowledge and experience in the electric utility industry) and (ii) agree to serve as directors of the Corporate Manager, to execute such agreements as the Initial Participants shall reasonably request, and take all such other actions required to be taken by the directors of the Corporate Manager as contemplated under this Formation Agreement.

     (c)     Upon selecting the Initial Candidates, the Search Firm shall present such Initial Candidates to the Board selection advisory committee (the “Advisory Committee”) consisting of the MISO Advisory Committee and no more than two (2) representatives from each state electing to participate on the Advisory Committee (which such representatives shall be selected by such state’s utility commission) where the assets are subject to Transfer Agreements. The

Advisory Committee shall review and consider the qualifications of each of the Initial Candidates. The Advisory Committee shall determine its own internal procedural rules regarding meetings, discussions and voting and may form one or more subcommittees from among its members. In connection with its review, the Advisory Committee may consult with the Search Firm and/or request such additional information regarding the Initial Candidates that the Advisory Committee deems appropriate. Upon its completion of consideration and review of the Initial Candidates, the Advisory Committee shall elect, from the Initial Candidates presented, seven (7) candidates for the Initial Slate (such seven candidates chosen by the Advisory Committee shall be referred to as the “Proposed Initial Slate”), provided that (y) four (4) members of the Proposed Initial Slate must be or have been a president, chief executive officer, chief operating officer, chief financial officer, vice president, general counsel or director of at least one publicly traded corporation, and (z) two (2) members of the Proposed Initial Slate must have significant knowledge and experience in the electric utility industry.

     (d)     Thereafter, the Search Firm, on behalf of the Advisory Committee, shall present the Proposed Initial Slate for the approval of the Initial Participants, and the Initial Participants shall vote to either approve or reject the entire Proposed Initial Slate, with each Initial Participant entitled to one (1) vote (including the Excepted Public Power Participants holding proxies pursuant to Section 5.2(a)(ii) above). In the event that the Initial Participants vote to reject the entire Proposed Initial Slate, then the Advisory Committee shall, at its option, either (i) elect another Proposed Initial Slate of seven (7) persons from the Initial Candidates previously chosen by the Search Firm or (ii) request that the Search Firm select a new group of not less than fourteen (14) Initial Candidates, from which the Advisory Committee shall elect seven (7) persons as the Proposed Initial Slate. In either case, the revised Proposed Initial Slate elected by the Advisory Committee shall comply with all of the qualifications set forth in this Article V (including, but not limited, to Section 5.5 (c) above), the Certificate of Incorporation and the Bylaws and be subject to approval of the Initial Participants in accordance with the provisions of this Section 5.5 (d). At any meeting (or in a written consent in lieu thereof) held for the purpose of approving the Initial Slate, the presence in person or by proxy (or the written consent) of a majority of the Initial Participants (including the Excepted Public Power Participants holding proxies pursuant to Section 5.2(a)(ii) above) shall constitute a quorum for the election of the Initial Slate.

     (e)     Upon approval of the Initial Slate in accordance with this Section 5.5, and upon determination of the Private Power Director and the Public Power Director in accordance with Sections 5.2(a)(i) and 5.2(a)(ii), respectively, the Search Firm shall determine the staggered composition of the Board and shall divide the Directors into three (3) classes of three (3) Directors each, of which (A) the first class of Directors shall be known as the “Class I Directors” and shall serve an initial term of one (1) year, (B) the second class of Directors shall be known as the “Class II Directors” and shall serve an initial term of two (2) years, and (C) the third class of Directors shall be known as the “Class III Directors” and shall serve an initial term of three (3) years; provided, however, that the Private Power Director and the Public Power Director shall neither be Class I Directors nor in the same class; and provided, further, that following the initial terms of each of the Class I Directors, Class II Directors and Class III Directors, the terms thereafter for each class of Directors shall be for three (3) years.

     (f)     Except for such disclosure as may be necessary for customary reference checks and other customary search procedures, the identities of those individuals being considered for selection by the Search Firm and the Initial Participants shall be kept in the strictest confidence by the Search Firm, the Advisory Committee and the Initial Participants, and shall not be shared with any other Person. The Search Firm and the members of the Advisory Committee shall be required to execute a standard confidentiality agreement to such effect.

     5.6     Selection of the CEO and the Chairman and Vice Chairman of the Board of Directors. As soon as practicable following the Search Firm’s selection of the initial Other Directors, the Board shall meet and select an individual to serve as the initial CEO; provided that such individual satisfies the independence requirements of the Certificate of Incorporation and Bylaws. Immediately following the election of all of the members of the Board, the Directors shall select from among their members a Chairman and a Vice Chairman of the Board to perform the duties ascribed to such positions in the Bylaws. The CEO may be selected to serve as the Chairman or Vice Chairman of the Board.

     5.7     Compensation; Reimbursement.

     (a)     The Directors and the CEO shall be compensated, in accordance with the Certificate of Incorporation and the Bylaws, commensurate with the compensation of directors and chief executive officers of companies of comparable size and business activity, recognizing, however, that initially the Corporate Manager will be a start-up company.

     (b)     The Directors shall be reimbursed for reasonable expenses incurred in attending Board meetings, including, but not limited to, travel and out-of-pocket expenses.

ARTICLE VI
Independent Compliance Auditing

     6.1     Appointment of Compliance Auditor. The Board shall select an accounting firm (such firm selected, the “Compliance Auditor”) to serve as the independent compliance auditor of the Corporate Manager and TRANSLink. The Corporate Manager may require the Compliance Auditor to resign if the Board determines in good faith that (a) the cost of the Compliance Auditor is unreasonable for the services provided and in comparison with the cost of similar services provided to others; (b) the functions of the Compliance Auditor are no longer required by the applicable rules, regulations and policies of FERC; or (c) the Compliance Auditor fails to meet the independence requirements provided for in this Section 6.1 or other standards required by FERC for compliance auditors under Order No. 2000. The Corporate Manager shall publish on its website, if any, and on any host RTO’s OASIS notice of such required resignation thirty (30) days in advance of its proposed effective date and the resignation shall become effective after such thirty (30) day period unless FERC shall object to such effectiveness. In the event that FERC shall object to the resignation, such resignation shall not become effective until either (y) it is approved, or (z) FERC determines that it shall not object by either issuing an order to that effect or by appropriate delegated action by its staff. In the event of any vacancy in the position of Compliance Auditor, whether caused by resignation or otherwise, a replacement Compliance Auditor shall be selected by the Board. Notice of these procedures shall be given to FERC and published on TRANSLink’s website, if any, and on any host RTO’s OASIS twenty (20) days in advance of the commencement of the selection procedures. The Compliance Auditor selected pursuant to these procedures shall comply with the independence standards provided for in this Section 6.1.

     6.2     Responsibilities of Compliance Auditor. The Corporate Manager shall require the Compliance Auditor to develop and implement a system of independent compliance auditing to ensure that the limitations on stock ownership and the director, officer and employee independence requirements contained in the Certificate of Incorporation, the Bylaws and the Standards of Conduct are fully satisfied. In performing such duties, the Compliance Auditor shall be authorized to conduct such audits of the directors, officers and employees of the Corporate Manager and TRANSLink as such Compliance Auditor, in its discretion, deems necessary to implement its system of independent compliance auditing. The Compliance Auditor shall conduct an initial audit of the passive ownership arrangements of the Corporate Manager and TRANSLink within two (2) years after the Operations Date and every three (3) years thereafter. The Compliance Auditor shall report any findings and recommendations to FERC without prior approval of the Corporate Manager or the Members of TRANSLink, but shall request confidential treatment of any such reports to the extent they include or are based on confidential corporate or personal information or data. The Compliance Auditor shall have authority to obtain the information or data necessary to perform these audits. Except as required by (or ensuring compliance with) law, the Certificate of Incorporation, the Bylaws or this Formation Agreement, the Compliance Auditor shall keep confidential all information relating to the security holdings of a director, officer or employee of the Corporate Manager or TRANSLink.

     6.3     Annual Compliance Affidavit. The Corporate Manager shall require each of its directors, officers and employees and TRANSLink shall require each of its officers and employees, to file annually with the Compliance Auditor an affidavit certifying that such director, officer or employee is in compliance with the limitations on stock ownership and the independence requirements, as applicable, contained in the Certificate of Incorporation, the Bylaws, the LLC Agreement and the Standards of Conduct.

ARTICLE VII
Miscellaneous

     7.1     Entire Agreement; Conflicts. This Formation Agreement (and any schedules and exhibits attached hereto), the LLC Agreement of TRANSLink Development Company, the CSPA, the Definitive Agreements and the Standards of Conduct, when effective, shall constitute the entire agreement between the parties hereto relating to the subject matter hereof and shall supersede all prior contracts, agreements and understandings between them relating to such matters.

     7.2     Construction Principles. As used in this Formation Agreement, words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and article and section headings in this Formation Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Formation Agreement.

     7.3     Counterparts; Facsimile Signatures. This Formation Agreement may be executed in one or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument. Facsimile counterpart signatures shall be acceptable and binding.

     7.4     Severability. If any provision of this Formation Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the parties’ expectations regarding this Formation Agreement. Otherwise, the parties hero agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

     7.5     Assignment; Binding Effect. No party may assign this Formation Agreement in whole or in part without the prior written consent of all of the other parties hereto. This Formation Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

     7.6     Additional Documents and Acts. Each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Formation Agreement and of the transactions contemplated hereby.

     7.7     No Third Party Beneficiary. This Formation Agreement is made solely for the benefit of the parties hereto and their successors and permitted assigns and no other person or entity shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Formation Agreement as a third party beneficiary or otherwise.

     7.8     Injunctions. Irreparable damage would occur in the event that any of the provisions of this Formation Agreement was not performed in accordance with its specific terms or was otherwise breached. Therefore, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Formation Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, such remedy being in addition to any other remedy to which any such party may be entitled at law or in equity.

     7.9     Governing Law. This Formation Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

     7.10     Dispute Resolution.

          (a)     Generally. Any dispute or controversy as may arise out of or relating to this Agreement, including any question regarding its existence, validity or construction shall be resolved as follows: (i) prior to the initiation of any action before a Governmental Authority, such dispute or controversy shall be subject to the alternative dispute resolution process set forth in Section 7.10(b) below; and (ii) thereafter, such dispute or controversy may be submitted to any Governmental Authority having jurisdiction under applicable law.

          (b)     Alternative Dispute Resolution Process. To the fullest extent permitted by applicable law, any dispute or controversy arising out of or relating to this Agreement, or any breach thereof, shall be referred to one or more designated representatives of each party in dispute for resolution on an informal basis as promptly as practicable. In the event the designated representatives are unable to resolve the dispute within thirty (30) days or such other period as the affected parties may agree upon, the alternative dispute resolution process set forth herein shall terminate.

     7.11     Amendment. Unless otherwise set forth herein, this Formation Agreement may be amended, modified, supplemented or waived only by a written agreement evidencing the affirmative vote of a majority of the Initial Participants, with each Initial Participant entitled to one (1) vote (each Initial Participant and each Affiliate of such Initial Participant shall have one vote in the aggregate).

     7.12     Notices. Unless otherwise specified in this Formation Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, or (iii) mailed postage prepaid by certified mail in any such case directed or addressed to the respective addresses set forth on the signature page hereto, with receipt confirmed. Such notices shall be effective: (a) in the case of hand deliveries, when received; (b) in the case of an overnight delivery service, on the next Business Day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of certified mail, upon receipt of the written signature card indicating acceptance by addressee; and (d) in the case of facsimile notices, the Business Day following the date on which electronic indication of receipt is received. Any party may change its address and facsimile number by written notice to the other parties in accordance with this Section 7.12.

     7.13     Further Cooperation. Each Initial Participant agrees that the agreements set forth herein, in the LLC Agreement of TRANSLink Development Company, in the CSPA, in the Definitive Agreements and in the Standards of Conduct reflect extensive negotiations and compromises among the Initial Participants. To that end, each Initial Participant agrees that its filings or communications with any regulatory authority will not contradict the positions set forth herein or in the LLC Agreement of TRANSLink Development Company or in the CSPA or in any of the Definitive Agreements or the Standards of Conduct. Further, an Initial Participant’s filings or communications with any regulatory authority shall support, to the extent applicable, the positions set forth herein, in the LLC Agreement of TRANSLink Development Company, in the CSPA, in the Definitive Agreements and in the Standards of Conduct, excluding issues concerning TRANSLink’s tariff and rates. Each Initial Participant shall retain its right to take independent legal or regulatory positions regarding any other aspect of TRANSLink, including its tariff and rates.

[Signatures appear on the following pages]

AMENDED AND RESTATED
TRANSLINK ITC FORMATION AGREEMENT

INITIAL PARTICIPANT SIGNATURE PAGE

     In witness whereof, effective as of the date first written above, the undersigned has duly executed this Amended and Restated TRANSLink ITC Formation Agreement.

XCEL ENERGY:

NORTHERN STATES POWER COMPANY, a Minnesota corporation	PUBLIC SERVICE COMPANY OF COLORADO, a Colorado corporation

By:	By:
Name:	Name:
Title:	Title:

Address:	Address:

Facsimile:	Facsimile:

NORTHERN STATES POWER COMPANY (WISCONSIN), a Wisconsin corporation	SOUTHWESTERN PUBLIC SERVICE COMPANY, a New Mexico corporation

By:	By:
Name:	Name:
Title:	Title:

Address:	Address:

Facsimile:	Facsimile:

AMENDED AND RESTATED
TRANSLINK ITC FORMATION AGREEMENT

INITIAL PARTICIPANT SIGNATURE PAGE

     In witness whereof, effective as of the date first written above, the undersigned has duly executed this Amended and Restated TRANSLink ITC Formation Agreement.

MIDAMERICAN ENERGY COMPANY,
an Iowa corporation

By:
Name:
Title:

Address:

Facsimile:

AMENDED AND RESTATED
TRANSLINK ITC FORMATION AGREEMENT

INITIAL PARTICIPANT SIGNATURE PAGE

     In witness whereof, effective as of the date first written above, the undersigned has duly executed this Amended and Restated TRANSLink ITC Formation Agreement.

ALLIANT WEST:

INTERSTATE POWER AND LIGHT
COMPANY, an Iowa corporation

By:
Name:
Title:

Address:

Facsimile:

AMENDED AND RESTATED
TRANSLINK ITC FORMATION AGREEMENT

INITIAL PARTICIPANT SIGNATURE PAGE

     In witness whereof, effective as of the date first written above, the undersigned has duly executed this Amended and Restated TRANSLink ITC Formation Agreement.

CORN BELT POWER COOPERATIVE,
an Iowa cooperative corporation

By:
Name:
Title:

Address:

Facsimile:

AMENDED AND RESTATED
TRANSLINK ITC FORMATION AGREEMENT

INITIAL PARTICIPANT SIGNATURE PAGE

     In witness whereof, effective as of the date first written above, the undersigned has duly executed this Amended and Restated TRANSLink ITC Formation Agreement.

OMAHA PUBLIC POWER DISTRICT,
a political subdivision of the State of Nebraska

By:
Name:
Title:

Address:

Facsimile:

Schedule A

Schedule of Definitions for Corporate Agreements

Exhibit A

Certificate of Formation of TRANSLink

Exhibit B

Limited Liability Company Agreement of TRANSLink

Exhibit C

Certificate of Incorporation of Corporate Manager

Exhibit D

Subscription Agreement of Corporate Manager

Exhibits E

Stockholders’ Agreement of Corporate Manager

Exhibit F

Bylaws of Corporate Manager

Exhibit G-1

Director Voting Agreement

Exhibit G-2

Voting Trust Agreement

Exhibit G-3

Excepted Public Power Participant Proxy

Exhibits H, I, J, K and L

Transfer Agreements

Exhibit M

Standards of Conduct